EXHIBIT 10.6

RAYONIER INC.

I, John P. O’Grady, do hereby certify that I am the Senior Vice President, Administration of Rayonier Inc. (“Company”), and that pursuant to the authority granted me in resolutions adopted by the Board of Directors of the Company on February 24, 1994, I adopted the following preambles and resolutions on May 16, 2003;

WHEREAS, the Company maintains the Retirement Plan for Salaried Employees of Rayonier Inc. (the “Salaried Retirement Plan”) for the benefit of such of its employees as are eligible thereunder; and

WHEREAS, the Company also maintains the Rayonier Inc. Excess Benefit Plan (the “Excess Plan”) for the benefit of such of its employees as are eligible thereunder; and

WHEREAS, in accordance with the power reserved to it in Section 10.01 of the Salaried Retirement Plan and Section 4.01 of the Excess Plan, the Company may amend the Salaried Retirement Plan and the Excess Plan at any time, subject to certain conditions not now relevant; and

WHEREAS, the Company deems it advisable to amend the Salaried Retirement Plan to clarify that periodic salary continuation payments under a severance plan of the Company is pensionable compensation under the Salaried Retirement Plan and to provide that in the event of a Change in Control, periods of service for which certain lump sum payments from a severance plan are made will be included in benefit service, and that certain other payments from the severance plan are also included in pensionable compensation; and

WHEREAS, the Company deems it advisable to amend the Excess Plan to provide that benefits accrued in the event of a Change in Control and described in the preceding clause that cannot be paid from the Salaried Retirement Plan due to the limitations imposed under Section 401(a)(4) of the Internal Revenue Code of 1986, as amended (“Code”), shall be paid from the Excess Plan;

NOW, THEREFORE, be it

RESOLVED, that the Salaried Retirement Plan is hereby amended as follows:

1.	Section 2.01(d)(viii) and Section 2.02(d)(vii) are amended by adding the following phrase to the end thereof:

“other than the Rayonier Inc. Supplemental Senior Executive Severance Pay Plan (the ‘Supplemental Severance Plan’).”

2.	Section 2.02(d) is amended by adding the following sentence at the end thereof:

“The Compensation of a Member during the period of absence covered by clause (vii) above shall be the amount of periodic salary continuation payments that the Member actually receives during such period.”

3.	Section 8.06(d) is amended by adding the following subparagraph (iii) to provide as follows:

“(iii)	In the event of a Change in Control, the Eligibility Service and Benefit Service of any Employee who receives any form of salary continuation under the Supplemental Severance Plan shall be increased by 36 months, and 3 years shall be added to such Employee’s attained age at his date of termination of employment solely for purposes of benefit eligibility and determining the amount of reduction in benefit on account of payment commencing prior to the Employee’s Normal Retirement Date. In addition, the term Compensation shall include the amounts payable under the Supplemental Severance Plan as Scheduled Severance Pay, as set forth in Section 4 of the Supplemental Severance Plan and payable either as a lump sum in accordance with Section 5 or in periodic payments in accordance with Section 6 thereof, and as Target Bonus Severance, as set forth in Section 4 of the Supplemental Severance Plan. Scheduled Severance Pay shall be treated as base pay paid in equal amounts over the period for which it is to be paid, prior to any election by the Participant to receive it in a lump sum or pursuant to any acceleration election as set forth in Sections 4, 6, or 10 of the Supplemental Plan. In addition, if the Employee’s Salary Continuation Period as set forth in Section 4 of the Supplemental Severance Plan is less than 36 months, the Employee’s Final Average Compensation shall be equal to the greater of his rate of base pay at the date of his termination of employment or the amount otherwise determined in accordance with Section 1.18 of the Plan. Notwithstanding the foregoing, in the event the Plan would fail to satisfy Section 401(a)(4) of the Code if all benefits to be provided under this Section 8.06(d)(iii) were included in the non-discrimination testing, the Highly Compensated Employees who receive benefits under this Section 8.06(d)(iii) in the highest rate group shall have their benefits reduced (but not below what they would have accrued without regard to this Section 8.06(d)(iii)) so as to cause the aggregate accrual percentages in that rate group to be equal to the aggregate accrual percentages in the next highest rate group. This process will be repeated until the non-discrimination test is passed.”

and it is further

RESOLVED, that the first sentence of Section 2.02 of the Excess Plan is amended by adding the phrase “without regard to any reduction in a Participant’s benefit on account of Section 401(a)(4) of the Code as described in Section 8.06(d)(iii) of the Retirement Plan,” after the phrase “contained in Section 1.11 of the Retirement Plan,”;

and it is further

RESOLVED, that the amendments to the Salaried Retirement Plan and the Excess Plan are effective as of January 1, 2003; and it is further

RESOLVED, that the proper officers of the Company be, and they hereby are, authorized and directed to take such action so as to cause such changes to be made in the provisions of the Salaried Retirement Plan, its related trust, and the Excess Plan, as they deem necessary, on the advice of counsel, to effectuate the foregoing resolutions, and so, as amended, the Salaried Retirement Plan continues to qualify under Section 401(a) of the Internal Revenue Code and the related trust continues to be tax-exempt under Section 501(a) of the Code.

Dated May 16, 2003	/s/ John P. O’Grady
John P. O’Grady
Senior Vice President, Administration